Exhibit 10.14

Paul Abramowitz
PO Box 1420
Mercer Island, WA  98040

                                                                  April 17, 2006

Dear Paul,

I am pleased to offer you the position of President and Chief Executive Officer of Neah Power Corporation (the "Company"), effective as of Monday, March 27, 2006. This letter will set forth the terms of your service with the Company and is subject only to: (a) approval by the Company's Board of Directors, and (b) as required by law, satisfactory proof of your right to work in the United States.

                            TITLE: President and Chief Executive Officer, member of the Board of Directors

                       REPORTS TO:   Board of Directors

                      BASE SALARY:   $275,000 per year, payable according to the
                                     Company's standard payroll policies and
                                     subject to normal withholding.

                  DEFERRED SALARY:   I understand that you agree to defer
                                     $150,000 (or 54.545% of each paycheck), and so you will receive an equivalent salary of $125,000 until $5M of capital has been raised by the company. As an alternative to deferring this $150,000, you may elect to convert this deferred salary into an equivalent value of Neah options. These options are priced at your start date of March 27, 2006; this price is $0.85 per share. The options vest at 1/12th per month on the first day of each month of service, commencing April 1, 2006. Should you chose this election, the company will also pay the exercise price of $0.85 per share exercised on the date of exercise. You are obligated to pay the taxes on the options.

                            BONUS: Given your large ownership of Neah, you will not be eligible for a bonus, except at the discretion of the board.

                         BENEFITS:   You will be eligible to receive the
                                     standard benefits given to Company
                                     employees and any additional benefits
                                     offered specifically to executives.

                           EQUITY: Given your large ownership of the Company, you will not be offered additional equity, other than as outlined above under deferred salary.

                         EXPENSES:   The Company shall reimburse you for all
                                     reasonable business expenses incurred or paid by you in the performance of your duties, subject to the Company's expense reimbursement policy as in effect from time to time.


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       INNOVATIONS AND PROPRIETARY   As an employee of the Company, you will be
                 RIGHTS AGREEMENT:   required to sign and comply with the
                                     attached Employee Innovations and
                                     Proprietary Rights Assignment Agreement, which requires among other provisions, non-competition with the Company for twelve
                                     (12) months following the termination of your employment with the Company under any circumstances.


             "AT-WILL" EMPLOYMENT:   Your employment with the Company is for an
                                     unspecified duration and constitutes
                                     "at-will" employment. As such, either the Company or you may terminate your employment relationship at any time, with or without notice and with or without cause. Neither your job performance, promotions, commendations, bonuses, stock option grants nor the like from the Company shall imply an obligation on the part of either the Company or yourself to continue employment.

                 ENTIRE AGREEMENT:   This letter, the Employee Innovations and
                                     Proprietary Rights Assignment Agreement, etc. form the complete and exclusive statement of your employment with the Company. These terms supersede any other agreements or promises made to you by anyone, whether written or oral.

       If you wish to accept employment with Neah Power under the terms described above, please sign and date this letter, and return it to me.

       Sincerely,

       /s/ Dan Rosen
       Daniel Rosen
       Chairman of the Board, Neah Power

       Agreed and accepted this 17th day of April 2006.

       By:  /s/ Paul Abramowitz
            Paul Abramowitz